Exhibit 10.1

[Nektar Letterhead]

February 14, 2006

VIA HAND DELIVERY

Ajit Gill

Nektar Therapeutics

150 Industrial Road

San Carlos, CA 94070-6256

Re:	Transition and Retirement Agreement

Dear Ajit:

As discussed, this letter sets forth the substance of the transition and retirement agreement (the “Agreement”) that Nektar Therapeutics (the “Company”) is offering to you to aid in your employment transition.

1. Separation Date. You will remain employed as an at-will employee of the Company until the earliest of: (a) the date you resign from your employment; (b) the date the Company terminates your employment for any reason; or (c) June 30, 2006 (the “Separation Date”).

2. Transitional Employment.

(a) Resignation of President and CEO Positions, and Board Membership. You hereby resign from your positions of President and Chief Executive Officer (“CEO”) of the Company and as an officer of all affiliated entities (the “Affiliates”) of the Company, as of March 17, 2006 (the “Resignation Date”). In addition, you hereby resign as a member of the Company’s Board of Directors (the “Board”), and as a member of the boards of directors of any and all Affiliates on whose board you may serve, effective as of the Resignation Date, and you agree that on the Resignation Date you will confirm such resignations by signing and delivering to the Board a resignation letter in the form attached hereto as Exhibit A.

(b) New Title and Duties. From the Resignation Date through the Separation Date (the “Transition Period”), you will be employed by the Company in an Advisor position. You will report to the Company’s Acting CEO, and subsequently to the new CEO if you remain employed at such time as a new CEO may be designated. Your duties and responsibilities during the Transition Period will include, but are not limited to, providing transition assistance and other support to the Acting CEO and the new CEO within your areas of expertise. During the Transition Period and the Consulting Period (as defined in Section 4 herein), you will have no authority to represent the Company to third parties or to bind the Company to any contractual obligations, whether written, oral or implied, or represent that you have such authority, unless authorized to do so in writing by the Acting CEO or the CEO. During the Transition Period, you

shall continue to abide by all of the Company’s general policies and procedures in effect from time to time, and perform your job duties in good faith to the best of your abilities.

(c) Job Search Activities. During the Transition Period, you will be permitted to devote a reasonable amount of time during normal business hours to your personal job search activities, provided that such activities do not unreasonably interfere with your duties to the Company. You may make reasonable use of the Company’s equipment (e.g. Company computers) in connection with such job search activities, subject to all Company policies and procedures governing the use of such equipment.

(d) Salary and Benefits; Equity Award Vesting. During the Transition Period: (i) you will continue to be paid your current base salary at the rate of $44,387.50 per month for your services, subject to required withholdings and deductions; (ii) your salary will be paid on the Company’s customary payroll dates; (iii) you will not be eligible to receive a bonus for your services during the Transition Period, other than under the Company’s Variable Compensation program (as provided in Section 2(e) herein); (iv) you will continue to be eligible to participate in all benefit plans the Company makes generally available to its employees, and any other benefit plans in which you are enrolled as of the date of this letter, to the extent permitted by the terms and conditions governing those plans; and (v) subject to the terms of the stock option grants and restricted stock unit grants provided to you in connection with your employment (collectively, the “Equity Awards”), and the terms of the applicable equity incentive plans, your Equity Awards will continue to vest.

(e) Variable Compensation Program. During the Transition Period, you shall be eligible to participate in the Company’s Variable Compensation program. After the Separation Date, you will not be eligible to participate in the Variable Compensation program. Any compensation provided under the Variable Compensation program will be calculated based on your current annual total target compensation rate of $807,650, prorated for any partial period of participation. To the extent that compensation is paid under the Variable Compensation program after the Separation Date, payment of such compensation may be delayed as provided under Section 3(f) (Deferred Compensation).

3. Termination of Employment.

(a) Final Pay. After the Separation Date, you will cease to be employed in any position with the Company or any of its Affiliates. The Company will pay you all accrued salary and all accrued and unused vacation (if any) earned by you through the Separation Date, less applicable withholdings and deductions, in accordance with applicable law.

(b) Final Expense Reimbursements. No later than ninety (90) days after the Separation Date, you must submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date for which you seek reimbursement. The Company will reimburse you for such expenses pursuant to its regular business practice.

(c) Transition Payments. Although the Company is not otherwise obligated to do so, provided that (i) you sign this Agreement, return it to the Company, and allow it to

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become effective; (ii) you abide by the terms set forth herein; and (iii) on or promptly after the Separation Date, you sign the Separation Date Release attached hereto as Exhibit B, return it to the Company and allow it to become effective, the Company will provide you with transition payments in the total amount of $1,633,300 (the “Transition Payments”). No Transition Payments will be provided until at least six (6) months after the Separation Date, at which time the Transition Payments shall be paid as follows: (i) on a date between January 1, 2007 and January 8, 2007, you will be paid an initial Transition Payment of $272,216.80; and (ii) you will be paid monthly Transition Payments at the rate of $45,369.44 on the Company’s payroll schedule, beginning with the first payday of the calendar month immediately following payment of the initial Transition Payment and continuing for thirty (30) months thereafter. All Transition Payments will be subject to applicable withholdings and deductions.

(d) Benefits Payments. Your group health insurance coverage will terminate on the Separation Date, or earlier if you fail to meet the eligibility requirements of the Company’s group health insurance plan. To the extent provided by the federal COBRA law or applicable state insurance laws, and by the Company’s current group health insurance policies, you then will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice more specifically describing your rights and obligations to continuing health insurance coverage under applicable state and/or federal insurance laws and the terms of the applicable health insurance plans after you no longer meet the eligibility requirements of the Company’s group health insurance plan. In addition, you will be able to continue your Company supplemental life insurance and individual disability insurance coverage, or convert to an individual policyholder, at your own expense, subject to the terms of the applicable plans and policies. If you enter into this Agreement and abide by the terms set forth herein, and you timely elect continued health, life and disability insurance coverage (or convert to an individual policyholder, as applicable), the Company agrees, through the earlier of June 30, 2009 or the date you become eligible for insurance coverage with another employer (the “Insurance Payment Termination Date”), to pay the amount of your health insurance premiums, your life insurance premiums, and your individual disability insurance premiums sufficient to continue each such insurance coverage at the Company’s group insurance rates and at the same level in effect as of the date of coverage loss (including dependent coverage, if any) (the “Benefits Payments”) to the extent such coverage is available. You agree to notify the Company in writing immediately upon commencing other employment that provides health insurance, life insurance, or disability insurance benefits. In the event that your health insurance coverage through the Company’s group health plan, or your Company supplemental life insurance coverage, or your individual disability insurance coverage, terminates prior to the Insurance Payment Termination Date, the Company agrees, through the Insurance Payment Termination Date, to either reimburse you for your individual premiums on individual replacement coverage for such insurance that you obtain applicable to you or your family members or, if you are unable to obtain such individual replacement coverage, to provide you payments in lieu of reimbursement, in either case of which the Company’s reimbursement or payment to you shall be in the same monthly amount as the Company was previously paying pursuant to this Section 3(d), provided that you shall not be eligible for any such reimbursement or payment before the date that is six (6) months after the Separation Date.

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(e) Forfeiture of Transition Payments and Benefits Payments for Specified Breaches. You acknowledge and agree that your obligations under Sections 4(d) (Protection of Information), 4(f) (Other Work Activities), 8 (Nondisparagement), and 9 (Nonsolicitation), herein, and under your Proprietary Information Obligations (as provided in Section 6 (Proprietary Information Obligations) herein), are an essential part of the consideration you are providing hereunder in exchange for which and in reliance upon which the Company has agreed to provide Transition Payments and Benefits Payments. You further acknowledge and agree that your violation of Section 4(f) inevitably would involve use or disclosure of the Company’s proprietary and confidential information. Accordingly, you agree that you will forfeit, effective as of the date of your breach, any right or entitlement to receive any unpaid portion of the Transition Payments, or any unpaid Benefits Payments, and the Company’s obligations to provide the remaining Transition Payments or additional Benefits Payments will cease in full if you breach any provision of Sections 4(d) (Protection of Information), 4(f) (Other Work Activities), 8 (Nondisparagement), and 9 (Nonsolicitation), or your Proprietary Information Obligations.

(f) Deferred Compensation. In the event that the Company determines that any payments hereunder (including but not limited to payments pursuant to Sections 2(e) (Variable Compensation Program), or 3(c) (Transition Payments)), or continued insurance coverage or Benefits Payments provided under Section 3(d) (Benefits Payments), fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Internal Revenue Code (the “Code”) as a result of Section 409A(a)(2)(B)(i) of the Code, then the payment of such benefits shall not be made pursuant to the payment schedules provided herein and instead the payment of such benefits shall be delayed or otherwise restructured to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(l) of the Code.

(g) Return of Company Property. On the Separation Date (or earlier as requested by the Company), you shall return to the Company all documents (and all copies thereof) and other property belonging to the Company that you have in your possession or control, with the exception of the laptop computer provided for your use by the Company (the “Laptop”) as provided in Section 3(h) (Transfer of Laptop Ownership), and any other property that the Company authorizes you in writing to retain in connection with your consulting Services hereunder, which property shall be returned promptly upon the request of the Company. The documents and property to be returned by you include, but are not limited to, all files, correspondence, email, memoranda, notes, notebooks, drawings, records, plans, forecasts, reports, studies, analyses, compilations of data, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, facsimile machines, mobile telephones, and servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company or any of its Affiliates (and all reproductions thereof in whole or in part). You agree to make a diligent search to locate any such documents, property and information. If you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within fifteen (15) business days after the Separation Date, you shall provide the Company with a computer-useable copy of all such information and then permanently delete and expunge such confidential

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or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done; and, with respect to the Laptop, you shall follow all of the same procedures set forth above in this sentence. Your eligibility to receive Transition Payments and Benefits Payments is conditioned upon your compliance with the provisions set forth in this paragraph.

(h) Transfer of Laptop Ownership. Provided that you have satisfied the conditions for receipt of Transition Payments hereunder, the Company hereby transfers its ownership interests in the Laptop to you, effective as of the Effective Date of the Separation Date Release (as defined therein). The Laptop will be provided to you “as is” without warranty or guarantee of any kind.

4. Consulting Relationship. If you sign, date, return to the Company and allow to become effective the Separation Date Release on or within twenty-one (21) days after the Separation Date, and you comply with the terms of this Agreement, then the Company will engage you as a consultant under the terms and conditions specified below.

(a) Consulting Period. The Company will engage you as a consultant for the period (the “Consulting Period”) commencing on the day immediately following the Separation Date and continuing until the earlier of: (i) June 30, 2009; or (ii) the date your consulting relationship is terminated by the Company due to material breach of this Agreement or your Proprietary Information Obligations; or (iii) the date that you and the Company mutually agree to terminate the consulting relationship.

(b) Consulting Duties. Each month during the Consulting Period, you agree to provide at least eight (8) hours, but not more than ten (10) hours, of consulting services (the “Services”) which shall consist of reporting your recommendations periodically (generally quarterly) to the Acting CEO or the new CEO, as applicable, regarding relevant market trends and opportunities, as well as any other strategic recommendations for the Company, which reports may (in your discretion) include analyses of analyst reports pertaining to the Company, its competitors and the relevant markets; or such other reports or services as may be mutually agreed upon by you and the Company. You shall exercise the highest degree of professionalism and utilize your expertise and creative talents in performing the Services. Subject to the restrictions contained herein, you shall be free to pursue employment or consulting with third parties during the Consulting Period. The Company shall not require you to perform the Services in a manner that would unreasonably interfere with your performance of your other professional duties.

(c) Equity Award Vesting. In consideration of the Services, and to the extent consistent with, and subject to, the terms of your Equity Awards, and the applicable equity incentive plans, your Equity Awards will continue to vest during the Consulting Period. You will be able to exercise any vested shares subject to the Equity Awards in accordance with the terms of your Equity Awards and the applicable equity incentive plans. You will not receive any additional consideration or compensation for the Services, including but not limited to consulting fees. In the event that the Consulting Period terminates prior to June 30, 2009 as a direct result of a Change in Control (defined below), the Equity Awards will be subject to accelerated vesting such that all unvested shares will become fully vested and exercisable. Furthermore, if, during

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the Consulting Period, the equity awards of the Company’s employees are subject to accelerated vesting due to a Change in Control, your Equity Awards also will be subject to accelerated vesting under substantially similar terms and conditions as applicable to the Company’s employees generally. For the purposes of this Agreement, a “Change in Control” shall be deemed to occur if:

(i) there is consummated a sale or other disposition of all or substantially all of the assets of the Company, as determined on a consolidated basis (other than a sale to an entity where at least fifty percent (50%) of the combined voting power of the voting securities of such entity are owned by the stockholders of the Company immediately after such sale or other disposition); or

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company, and, immediately after the consummation of such transaction, the stockholders of the Company immediately prior to the consummation of such transaction do not directly or indirectly own, immediately after the consummation of such transaction, outstanding voting securities representing at least fifty percent (50%) of the combined outstanding voting power of the surviving entity in such transaction or at least fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such transaction; or

(iii) any person, entity or group (other than the Company, a subsidiary or affiliate of the Company, or a Company employee benefit plan, including any trustee of such plan acting as trustee) becomes the beneficial owner, directly or indirectly, of securities of the Company representing at least fifty percent (50%) of the combined voting power of the Company’s then-outstanding securities, other than by virtue of a merger, consolidation or similar transaction.

(d) Protection of Information. You agree that, during the Consulting Period and thereafter, you will not use or disclose any confidential or proprietary information or materials of the Company that you obtain or develop in the course of performing the Services, except with permission of a duly-authorized Company officer. Any and all work product you create in the course of performing the Services will be the sole and exclusive property of the Company. You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing the Services.

(e) Expenses. The Company will reimburse you for reasonable, documented business expenses incurred in performing the Services pursuant to its regular business practice, provided that these expenses have been pre-approved by the Company in writing.

(f) Other Work Activities. During the Consulting Period, you will not carry on any business or activity (whether directly or indirectly, as a partner, stockholder, principal, agent, director, affiliate, employee or consultant) that is competitive in any manner with the business conducted by the Company, nor engage in any other activities that conflict with your obligations to the Company. For the purposes of this Agreement, you and the Company agree that drug delivery technology business in the fields of insulin, pulmonary, and pegylation

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delivery will be considered competitive with the business of the Company as will any delivery-based product using drug molecules in pre-clinical or clinical testing. In the event that the Company exits the pulmonary or pegylation licensing business through selling its line of business in such field, spinning-off an entity in which the Company retains less than 20% control, or discontinuing licensing efforts in such field such that the Company does not have a significant financial interest in future licensing or partner deals, then your participation in a business or activity in the field exited by the Company shall not constitute competitive activity for the purposes of this paragraph unless it is competitive in some other respect described in this paragraph. If a Change in Control occurs during the Consulting Period, the scope of competitive activity from which you will be prohibited hereunder will be determined by the scope of the actual and planned business activities of the Company prior to the Change in Control. Before commencing any participation in any business or activity other than your consulting Services for the Company, you shall submit advance written notice to the Acting CEO or CEO, as applicable, describing the nature of the proposed business or activity and the general scope of the business of the entity or individual for which you are proposing to perform the work activity or in whose business you are proposing to participate in some manner, and the Company shall provide a written response within seven (7) business days indicating whether it consents to the proposed business activity. Failure to respond within this seven (7) business day period shall constitute consent by the Company to the proposed business activity. In the event that the Company initially consents to the proposed business or activity and subsequently the Company becomes competitive with such business or activity by virtue of commencing a new line of research and development, the Company shall not withdraw its consent unless and until such new research and development has reached the stage of clinical trials, after notice of which you shall be subject to the forfeiture provisions of Section 3(e) herein if you persist in such business or activity. If the Company does not consent to the proposed business activity or withdraws its consent pursuant to the provisions of the previous sentence, the parties agree that upon your request they will proceed to an expedited arbitration under the provisions of Section 17 herein to decide the question of whether the proposed business activity violates the terms of this Section 4(f). The arbitration will be conducted within ten (10) business days of the demand for arbitration, and the arbitrator shall be required to issue a short form decision within two (2) business days of the close of the hearing. You will not engage in the proposed business activity until the issue is resolved. The Company agrees that it will not invoke the forfeiture provisions of Section 3(e) for a violation of this Section 4(f) unless you engage in the proposed business activity without the Company’s consent or engage in the business activity notwithstanding an adverse ruling by the arbitrator. Notwithstanding the above restrictions in this Section 4(f), you shall not be prohibited from being a passive shareholder of up to 1% of the public stock of a competitive entity. During the Consulting Period, you may engage in any form of employment, consulting, or business activity not prohibited by this paragraph, provided that it shall not unreasonably interfere with your ability to perform the Services for the Company.

5. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or a vested Equity Award.

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6. Proprietary Information Obligations. You hereby acknowledge your continuing obligations (the “Proprietary Information Obligations”) as provided in paragraphs 3. 4, and 5 of your Employee Agreement (attached hereto as Exhibit C) with the Company with respect to protection of proprietary information, assignment of intellectual property, and return of Company property, effective as of the date you were first employed by the Company.

7. Disclosure. You hereby acknowledge and agree that this Agreement and a description of the terms set forth herein will be filed by the Company with the Securities and Exchange Commission pursuant to its obligations as a reporting company under the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder, and consequently shall be publicly available.

8. Nondisparagement. You agree not to disparage the Company and its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; and the Company (through its executive officers and directors) agrees not to disparage you in any manner likely to be harmful to you or your business, business reputation or personal reputation. Notwithstanding anything else in this paragraph, both the Company and you may respond accurately and fully to any inquiry or request for information if required by legal process.

9. Nonsolicitation. Before and for three (3) years after the Separation Date, except with the Company’s advance written consent, you will not directly or indirectly, recruit, solicit, hire, entice, induce, or encourage any employee, independent contractor, or consultant of the Company to terminate a relationship with the Company in order to become an employee, independent contractor, or consultant for any other person or entity. Notwithstanding the provisions of the preceding sentence, you shall not be in breach of this Section 9 in the event that an entity with which you have a business relationship (e.g., as an employee or consultant) hires or engages an employee, independent contractor, or consultant of the Company, provided that you have not participated in any manner in the recruitment, targeting, or hiring process and that you have not provided that entity with any information related to the selection, recruitment, or hiring of that individual.

10. No Admissions. The promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party, and neither party makes any such admission.

11. No Voluntary Adverse Action. You agree that you will not voluntarily assist any person in preparing, bringing, or pursuing any litigation, arbitration, administrative claim or other formal proceeding against the Company, its parents, subsidiaries, Affiliates, distributors, officers, directors, employees or agents, unless pursuant to subpoena or other compulsion of law.

12. Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims, demands, audits, government or regulatory inquiries, or other matters arising from events, acts, or failures to act that occurred during the time period in which you were employed by the Company. Such cooperation includes, without limitation, making yourself available upon reasonable notice, without subpoena, to provide accurate and complete information to the Company and making

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yourself available for truthful and accurate interviews, depositions, and trial testimony. During the Consulting Period, up to eight (8) hours of cooperation per month provided hereunder will qualify as consulting Services provided under Section 4(b) of this Agreement and, during the Consulting Period, you agree to provide up to a total of sixteen (16) hours of such cooperation each month hereunder without compensation from the Company beyond the Equity Award vesting provided in Section 4(c) (Equity Award Vesting) herein, and reimbursement of all reasonable out-of-pocket expenses you incur in connection with any such cooperation. To the extent the Company requests more than sixteen (16) hours of your cooperation in a month during the Consulting Period, you will be compensated for such time at an hourly consulting rate of $225 (the “Hourly Consulting Rate”). To the extent that the Company requests such cooperation after the Consulting Period, the Company shall compensate you at the Hourly Consulting Rates for all such hours (with the exception of trial testimony, which shall not be compensated). At all times, the Company will make reasonable efforts to accommodate your scheduling needs.

13. Acts Necessary To Effect This Agreement. You and the Company agree to timely execute any instruments or perform any other acts that are or may be necessary or appropriate to effect and carry out the transactions contemplated by this Agreement.

14. Release. In exchange for the consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, Affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to or at the time you sign this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing, including, but not limited to, claims based on or arising from the Nektar Therapeutics Severance Benefit Plan; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the federal Family and Medical Leave Act, the California Family Rights Act, and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, you are not releasing the Company hereby from any obligation to indemnify you pursuant to the articles and bylaws of the Company, any valid fully executed indemnification agreement with the Company, and applicable law. You represent that you have no lawsuits, claims or actions pending in your name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph.

15. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration

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given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have twenty-one (21) days from the date you receive this Agreement to consider this Agreement (although you may choose voluntarily to sign it earlier); (d) you have seven (7) days following the date you sign this Agreement to revoke the Agreement by providing written notice of your revocation to the Board; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you (the “Effective Date”).

16. Section 1542 Waiver. In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release of claims herein, including but not limited to the release of unknown and unsuspected claims.

17. Dispute Resolution. To ensure rapid and economical resolution of any disputes regarding this Agreement, the parties hereby agree that any and all claims, disputes or controversies of any nature whatsoever arising out of, or relating to, this Agreement, or its interpretation, enforcement, breach, performance or execution, your employment with the Company, or the termination of such employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California conducted before a single arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS arbitration rules. The parties each acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (ii) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration.

18. Miscellaneous. This Agreement, including its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any

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other agreements, promises, warranties or representations concerning its subject matter. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors (including but not limited to any successors resulting from a Change in Control) and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign below on or within twenty-one (21) days of your receipt of this letter and return the original to me. If I do not receive the fully executed Agreement from you by such date, the Company’s offer contained herein will expire.

We very much look forward to continuing to work with you.

Sincerely,

NEKTAR THERAPEUTICS

By:	/s/ Michael Brown
Michael Brown
Chairman, Compensation Committee
Board of Directors

Exhibit A – Board Resignation Letter

Exhibit B – Separation Date Release

Exhibit C – Employee Agreement

UNDERSTOOD AND AGREED:

/s/ Ajit Gill	March 13, 2006
Ajit Gill	Date

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EXHIBIT A

BOARD RESIGNATION LETTER

March	17, 2006

Robert Chess

Chairman

Board of Directors

Nektar Therapeutics

150 Industrial Road

San Carlos, CA 94070-6256

Re:	Resignation of Board Membership

Dear Rob:

I hereby submit my resignation as an officer and member of the Board of Directors of Nektar Therapeutics and any or its affiliated entities (including, without limitation, Nektar Therapeutics AL Corporation, Nektar Therapeutics UK Limited, Nektar Therapeutics (India) Pvt. Ltd, Aerogen, Inc and Inhale Therapeutic Systems Deutschland GmbH) with respect to which I hold any such position, effective as of the date set forth above.

I wish the best for the continued success of Nektar Therapeutics and all of its affiliates.

Sincerely,

/s/ Ajit Gill
Ajit Gill

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EXHIBIT B

SEPARATION DATE RELEASE

(To be signed on or within 21 days after the Separation Date.)

In exchange for the Transition Payments and other consideration provided to me by Nektar Therapeutics (the “Company”), and as required by the Agreement between the Company and me dated February     , 2006 (the “Agreement”), I hereby provide the following Separation Date Release (the “Release”).

I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, arising out of or in any way related to events, acts, conduct, or omissions occurring at any time prior to or at the time that I sign this Release. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including, but not limited to, claims arising under or based on the Nektar Therapeutics Severance Benefit Plan); (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the federal Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, I am not releasing the Company hereby from any obligation to indemnify me pursuant to the articles and bylaws of the Company, any valid fully executed indemnification agreement with the Company, and applicable law. I represent that I have no lawsuits, claims or actions pending in my name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which I am already entitled. I further acknowledge that I have been advised by this writing that: (a) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign it earlier); (d) I have seven (7) days following the date I sign this Release to revoke it by providing written notice of revocation to the Company’s Board of Directors; and (e) this Release

13.

will not be effective until the date upon which the revocation period has expired, which will be the eighth calendar day after the date I sign it (the “Effective Date”).

I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows; “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to my release of claims herein, including but not limited to the release of unknown and unsuspected claims.

By:	/s/ Ajit Gill
Ajit Gill

Date:	March 13, 2006

14.

EXHIBIT C

EMPLOYEE AGREEMENT

15.

INHALE THERAPEUTIC SYSTEMS

EMPLOYEE AGREEMENT

In consideration of my employment or continued employment by Inhale Therapeutic Systems (the “Company”), I agree as of the date I was first employed by Company as follows:

1. This Agreement supersedes any and all previous oral or written communications, discussions and agreements between Company and me with respect to the subject of this Agreement.

2. I shall devote my full time and best efforts during my employment with Company to the business of Company and shall not, without the prior approval of (a) an executive officer of the Company if I am not an executive officer of the Company, or (b) the Board of Directors of the Company if I am an executive officer of the Company, (i) engage in any other professional employment or consulting, or (ii) except as appropriate in connection with my employment by the Company, directly or indirectly participate in or assist any business which is a current or potential supplier or customer of Company.

3. During my employment by Company and for a period of one year thereafter I shall notify Company of any and all ideas, (including but not limited to computer programs, software and documentation), formulae, devices, improvements, methods, processes or discoveries related to Company’s business and/or its actual or demonstrably anticipated research and development (“Inventions”) which I develop, and those Inventions developed during my employment by Company shall be the sole property of Company and I hereby assign my entire right, title and interest in any and all such Inventions to Company, if:

a. I used equipment, supplies, facilities and/or confidential and/or proprietary and/or trade secret information of Company in developing or creating said Inventions; and/or

b. The Inventions result, in whole or in part, from any work performed by me for Company; and/or

c. The Inventions relate at the time of conception or reduction to practice of the Inventions to Company’s business, and/or its actual demonstrably anticipated research and development.

I shall make and maintain adequate and current written records of all Inventions, which records shall be and remain the property of Company.

4. I shall not, at any time during or following my employment by Company, disclose, other than to Company’s authorized personnel, or otherwise

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use for non-Company purposes, any confidential or proprietary information, whether business or technical, or know-how of any nature whatsoever (whether or not a trade secret) relating to any activity of Company, or any invention, which is owned or licensed by Company, or which has been otherwise disclosed to Company.

5. I shall keep on Company’s premises (except when required elsewhere in connection with the conduct of Company’s business) and shall deliver to Company upon termination of my employment all writings related to the business of Company, and all documents, equipment, materials and other personal property belonging to Company. I further agree not to make or retain any copy, duplication, facsimile, reproduction or replication of any of the foregoing except as necessary to perform my duties as an employee of the company.

6. I agree to abide by, and comply with, all of the rules, regulations and policies of Company. I will not, in connection with my employment by Company, use or disclose to Company and confidential, trade secret or other proprietary information of any previous employer or other person to which I am not lawfully entitled.

7. Except for those obligations specifically set forth in another writing signed by me and an officer of Company (a copy of which is presented to Company with this Agreement), I shall be under no obligation to others which restricts my right to perform the undertakings set forth in this Agreement or which creates a conflict with my other duties and responsibilities as an employee of Company. The purpose of this Paragraph 7 is solely for me to advise Company of any alleged obligations to others that may exist and in no manner should be construed as Company’s acceptance of such obligations (even if an officer of Company should sign this Agreement).

*	Except in the course of the Company’s normal business.

8. I agree that unless specifically provided in another writing signed by me and (a) an executive officer of Company if I am not an executive officer of the Company, or (b) another executive officer of the Company if I am an executive officer of the company, my employment by Company is not for a definite period of time. Rather, my employment relationship with Company is one of employment at will and my continued employment is not obligatory by either myself or Company.

9. This Agreement shall be construed and governed by the laws of the State of California applicable to contracts entered into and wholly to be performed by California residents.

10. The waiver of any breach of this Agreement shall not constitute a waiver of subsequent similar of dissimilar breaches of this Agreement, or a waiver of any of the obligations contained herein.

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11. This Agreement shall be binding upon the pass to the benefit of the successors and assigns of Company.

12. I recognize the right of Company to notify any third party of the existence of this Agreement and/or its provisions and/or my agreeing to it.

13. Should a provision or part of a provision of this Agreement be found as a matter of law to be invalid, such finding shall not have the effect of invalidating the remainder of this Agreement and the provision or part thereof as to which such finding of invalidity is made shall be interpreted so as to be ineffective only to the extent of such invalidity without invalidating the remainder of such provision or part thereof or any of the other provisions of this Agreement.

EMPLOYEE:		INHALE THERAPEUTIC SYSTEMS:

Signed:	/s/ Ajit Singh Gill	By:	/s/ Robert Chess
Name:	Ajit Singh Gill	Title:	President ; CEO
Dated:	January 8, 1993	Dated:	Nov 8, 1993

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